Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Shell Company Report on Form 20-F (File No. 001-42413) of Real Messenger Corporation of our report dated July 17, 2024, with respect to our audits of the consolidated financial statements of Real Messenger Holdings Limited as of March 31, 2024 and 2023 and for each of the two years in the period ended March 31, 2024, which report appears in the Amendment No.8 to Form F-4 Registration Statement (File No. 333-273102). We also consent to the reference to our Firm under the heading “Statement by Experts”, which is part of this Shell Company Report on Form 20-F.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, NY

November 25, 2024

NEW YORK OFFICE ● 7 Penn Plaza ● Suite 830 ● New York, New York ● 10001

Phone 646.442.4845 ● Fax 646.349.5200 ● www.marcumasia.com